EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-         ) pertaining to the FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan of our report dated August 9, 2004 (except for Note 14, as to which the date is August 18, 2004 and except for the “Reverse Stock Split” section of Note 1, as to which the date is February 8, 2005), with respect to the consolidated financial statements of FTD Group, Inc. for the year ended June 30, 2004, included in its Registration Statement (Form S-1 No. 333-120723), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
May 20, 2005